Exhibit 99.(h)(2)

FORM OF BROKER-DEALER

SELLING AGREEMENT

THIS BROKER-DEALER SELLING AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“Distributor”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, and ___________________________________, a _________________________ having its principal place of business at ________________________________________________________ (hereinafter “Broker-Dealer”).

WHEREAS, Broker-Dealer desires to enter into this Agreement with the Distributor to sell shares of the CION Ares Diversified Credit Fund (“Fund”), a registered closed-end management investment company that is operated as an interval fund and for which Broker-Dealer will provide distribution-related, continuing personal services to shareholders and/or administration of shareholder accounts with respect to the Fund. The Distributor is the principal underwriter of, and agent for, the Fund.

WHEREAS, Broker-Dealer understands that pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”) and pursuant to an order (“Order”) issued by the Securities and Exchange Commission (the “SEC”), the Fund, has designated and offers multiple classes of shares (such shares of the Fund, “Shares”) as set forth in the Agreement Fee Schedule (“Fee Schedule”) and has adopted a Distribution and Service Plan pursuant to the Order (the “Plan”) to enable payments to certain entities for distribution-related services and shareholder servicing.

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Fund(s).

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Fund Shares for Sale to Customers.

(a)	Broker-Dealer is hereby appointed as a non-exclusive agent of the Fund during the term herein specified for the purpose of finding suitable investors and/or providing shareholder services to investors acquiring Shares as described herein. Subject to the performance by the Distributor of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Distributor contained herein, Broker-Dealer hereby accepts such agency and agrees on the terms and conditions set forth herein and in the Fund’s then-current Prospectus to use reasonable efforts during the term hereof to find suitable investors and/or provide ongoing services to shareholders for the duration of their investments. It is understood that the Broker-Dealer has no commitment with regard to the sale of the Shares other than to use reasonable efforts. This Agreement shall not prevent Broker-Dealer from acting as an agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Broker-Dealer’s agency relationship with the Distributor hereunder shall continue until the termination of this Agreement.

(b)	In offering and selling Shares to Broker-Dealer’s customers, Broker-Dealer agrees to act as dealer for Broker-Dealer’s own account and in no transaction shall the Broker-Dealer have any authority to act or hold itself out as agent for the Distributor or the Fund, except for the limited purposes set forth under this Agreement. The Distributor acknowledges that customers of Broker-Dealer who purchase Shares are the Broker-Dealer’s customers. Broker-Dealer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the SEC and Financial Industry Regulatory Authority (“FINRA”).

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(c)	Broker-Dealer agrees to offer and sell Shares to Broker-Dealer’s customers only at the applicable public offering price plus any applicable sales load and in accordance with all applicable repurchase offers issued by the Fund, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus, to the extent applicable. Broker-Dealer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of Shares, a copy of the then current Prospectus (including any Supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any Supplements thereto).

(d)	Broker-Dealer agrees to purchase Shares from the Distributor or from Broker-Dealer’s customers. If Broker-Dealer purchases from the Distributor, Broker-Dealer agrees that all such purchases shall be made only: (a) to cover orders already received by Broker-Dealer from its customers; (b) for shares being acquired by Broker-Dealer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of the Fund; (c) for Broker-Dealer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Broker-Dealer’s employees or for investments in Individual Retirement Accounts established by Broker-Dealer’s employees, and if Broker-Dealer so advises the Distributor in writing prior to any sale of Shares pursuant to this subparagraph (d), Broker-Dealer agrees to waive all Broker-Dealer concessions, if any, to all sales of Shares. If Broker-Dealer purchases Shares from Broker-Dealer’s customers, Broker-Dealer agrees not to purchase Shares from Broker-Dealer’s customers at a price lower than the net purchase price of the applicable share class, determined in the manner described in the then-current Prospectus. Broker-Dealer shall not withhold placing customers’ orders for Shares so as to profit the Broker-Dealer as a result of such withholding (e.g., to include, but not limited to, a change in the Fund’s net asset value from that used in determining the offering price or repurchase offer price to Broker-Dealer’s customers).

(e)	The Distributor will accept Broker-Dealer’s purchase orders only at the public offering price applicable to each order plus any applicable sales load, as determined in accordance with the then-current Prospectus. The Distributor will not accept from Broker-Dealer a conditional order. Broker-Dealer acknowledges that the Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase shares (“repurchase offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the Fund’s then current Prospectus. Repurchases of Shares will be made at the net asset value of such Shares in accordance with the applicable repurchase offer and then current Prospectus, less any applicable charges and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3 of the 1940 Act. Broker-Dealer agrees to transmit to its customers any repurchase offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Fund or its transfer agent (“Transfer Agent”) or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such repurchase offer notification.

(f)	All orders are subject to acceptance or rejection by the Distributor in its sole discretion. The Distributor reserves the right, at its discretion and without notice to the Broker-Dealer, to suspend sales or to withdraw the offering of the Fund’s Shares, in whole or in part, or to make a limited offering of the Fund’s Shares. The minimum and maximum dollar amounts for purchase of Shares (and any classes) for any shareholder shall be the applicable minimum or maximum amount described in the Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

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(g)	Broker-Dealer acknowledges and agrees that: (i) Shares will not be repurchased by the Fund (other than repurchase offers in accordance with Rule 23c-3 of the 1940 Act); (ii) no secondary market for the Shares exists currently or is anticipated to develop; therefore, the Shares have very limited liquidity; (iii) in the event one or more of Broker-Dealer’s customers cancel their order for Shares after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor; and (iv) any representations regarding a repurchase offer or other tender offer by the Fund, other than that which is specifically set forth in the Fund’s then-current Prospectus, or repurchase offer notification issued by the Fund is prohibited.

(h)	In connection with Broker-Dealer’s recommendations to its customers regarding investment in the Fund, Broker-Dealer agrees to make appropriate disclosures to such customers regarding the risks associated with investing in the Fund, including, but not limited to: (i) shares of the Fund will not be listed on a public exchange; (ii) no secondary market is expected to develop for the Shares; (iii) liquidity for the Shares will be provided only through quarterly repurchase offers; (iv) there is no guarantee that an investor will be able to sell all the Shares that the investor desires to sell in the repurchase offer; (v) an investor should consider an investment in the Fund to be of limited liquidity; (vi) investing in the Shares may be speculative and involves a high degree of risk; and (vii) an investor should carefully read the Fund’s Prospectus prior to investing in the Fund, including the risks associated with leverage.

(i)	The transmission of orders will be governed by instructions that the Distributor will periodically issue to Broker-Dealer. Broker-Dealer must pay for Shares in ‘Federal Funds,’ and the Distributor must receive Broker-Dealer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended. If the Distributor does not receive Broker-Dealer’s payment on or before such settlement date, the Distributor may, without notice, cancel the sale. The Distributor will hold Broker-Dealer responsible for any loss suffered by the Distributor or the Fund as a result of Broker-Dealer’s failure to make payment as required.

(j)	Broker-Dealer agrees to use the account application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”), to the extent applicable. The account application will be reviewed by the Distributor or the Fund to determine that all information necessary to issue the Fund’s Shares has been entered. Broker-Dealer hereby certifies that all of Broker-Dealer’s customers taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to the Distributor or the Fund by Broker-Dealer are correct and that the Distributor or the Fund will not open an account without Broker-Dealer providing the Transfer Agent with the customer’s TIN or SSN.

(k)	Broker-Dealer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Broker-Dealer will not offer shares of the Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(l)	Any transaction in Shares shall be effected and evidenced by book-entry on the records maintained by the Transfer Agent. A confirmation statement evidencing transactions in Shares will be transmitted to Broker-Dealer by the Transfer Agent.

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2.	Account Options.

(a)	Broker-Dealer may appoint the Transfer Agent as Broker-Dealer’s agent to execute customers' transactions in Shares in accordance with the terms and provisions of any account, program, plan, or service established or used by Broker-Dealer’s customers and to confirm each such transaction to Broker-Dealer’s customers on Broker-Dealer’s behalf, and at the time of the transaction, Broker-Dealer guarantees the legal capacity of its customers so transacting in such Shares and any co-owners of such Shares.

(b)	Unless otherwise instructed by the Distributor or the Transfer Agent, Broker-Dealer may instruct the Transfer Agent to register Shares purchased in Broker-Dealer’s name and account as nominee for Broker-Dealer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Broker-Dealer, and all confirmations and other communications to shareholders, including, but not limited to, repurchase offer notifications, will be transmitted to Broker-Dealer. Broker-Dealer shall be responsible for forwarding such printed material, confirmations, notifications and communications, or the information contained therein, to all customers for whom Broker-Dealer holds such Shares as nominee. However, the Transfer Agent or the Fund shall be responsible for the reasonable costs associated with Broker-Dealer forwarding such printed material, confirmations, notifications and communications and shall reimburse Broker-Dealer in full for such costs. Broker-Dealer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Broker-Dealer is holding such shares. With respect to customers not held in Broker-Dealer’s name and account as nominee, Broker-Dealer shall provide the Distributor with all information (including, without limitation, certification of TINs and/or SSNs and back-up withholding instructions) necessary or appropriate for the Distributor to comply with any legal and regulatory reporting requirements.

(c)	To the extent applicable, accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with the Distributor relating to networking.

3.	Broker-Dealer Compensation.

(a)	Broker-Dealer concessions, if any, on Broker-Dealer’s sales of Shares will be offered as described in the then-current Prospectus or in the applicable schedule of concessions issued by the Distributor and in effect at the time of sale to Broker-Dealer. Upon written notice to Broker-Dealer, the Distributor, or the Fund, may change or discontinue any schedule of concessions, or issue a new schedule. Broker-Dealer may be deemed to be an underwriter in connection with sales by Broker-Dealer of Shares where Broker-Dealer receives all or substantially all of the sales charge as set forth in the then-current Prospectus and, therefore, Broker-Dealer may be subject to applicable provisions of the Securities Act of 1933, as amended. Compensation paid, if any, pursuant to the Plan is described in the Fee Schedule attached hereto and in the Fund’s then-current Prospectus.

(b)	The Distributor is entitled to, if any, a contingent deferred sales charge (“CDSC”) on repurchases of certain shares of the Fund repurchased during the time period specified in the then-current Prospectus, subject to the purchase dollar amount threshold and other conditions described in the then-current Prospectus.

(c)	The Distributor may elect from time to time to make payments to Broker-Dealer as provided under a Plan for such services, and without limitation, some or all of the following: (i) answering inquiries regarding the Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records; and (ii) services that the Distributor reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution-related, or marketing services in the promotion of the Fund’s Shares. Any such payments shall be made in the amount and manner set forth in the Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by the Distributor from time to time and shall be in effect with respect to the Fund so long as the Plan remains in effect. Notwithstanding the foregoing, Broker-Dealer acknowledges that any compensation to be paid to the Broker-Dealer by the Distributor is paid from proceeds paid to the Distributor by the Fund pursuant to its Plan, and to the extent the Distributor does not receive such proceeds, for any reason, the amounts payable to Broker-Dealer will be reduced accordingly. In the case of a class of Shares that has no currently effective Plan with respect to distribution and/or shareholder servicing, the Distributor or CION Ares Management, LLC, investment adviser to the Fund, may, to the extent permitted by applicable law, elect to make payments to Broker-Dealer from either’s own resources.

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(d)	Broker-Dealer shall furnish to the Distributor or the Fund such information in writing as shall reasonably be requested by the Fund’s Board of Trustees (the “Board”) with respect to the fees paid to Broker-Dealer pursuant to this Agreement.

(e)	In the event that Rule 2341 of FINRA’s Conduct Rules precludes the Fund or class thereof from imposing, or the Distributor from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Broker-Dealer shall not be entitled to any payments from the Distributor hereunder from the date that the Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If the Fund or class thereof resumes imposition of some or all of its sales charge, Broker-Dealer will be entitled to payments hereunder or as modified by the Distributor, if applicable.

(f)	The Distributor may discontinue paying compensation to Broker-Dealer if, at any time, (i) Broker-Dealer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Broker-Dealer breaches any representation, warranty or covenant contained in this Agreement, as reasonably determined by the Distributor. Notwithstanding the foregoing, Broker-Dealer shall not be entitled to any compensation in respect of a sale to any investor if the Distributor determines that another authorized selling agent of the Distributor is primarily responsible for or should otherwise be credited with such sale. In making this determination, the Distributor will use its commercially reasonable best efforts to act fairly by, including, but not limited to, considering all information the Broker-Dealer provides to the Distributor. Any dispute regarding compensation shall be conclusively resolved by the Distributor with reasonable consideration given to all information provided to Distributor by Broker-Dealer in connection with the sale at issue.

(g)	If, within seven business days after confirmation by the Distributor of Broker/Dealer’s original purchase order for Shares, such Shares are repurchased by the Fund or by the Distributor for the account of the Fund or are tendered for redemption by the customer in accordance with a repurchase offer, Broker-Dealer shall promptly refund to the Distributor the full discount retained by Broker-Dealer on the original sale and any distribution and service payments made to Broker-Dealer. Broker-Dealer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Broker-Dealer as nominee for Broker-Dealer’s customers with respect to repurchased Shares to the extent that the proceeds of such repurchase may include the dividends or distributions payable on such Shares. Broker-Dealer shall be notified by the Distributor of such repurchase within ten business days of such repurchase.

(h)	The provisions under this Agreement, relating to the Plan, including compensation payable thereunder, shall continue in full force and effect only so long as the continuance of the Plan is approved at least annually, in conformity with the Order and Rule 12b-1 under the 1940 Act, any exemptive relief issued by the SEC or no action letter issued by the SEC staff, by a vote of the Fund’s Board, including a majority of the Fund’s Board who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast at a meeting called for the purpose of voting thereon.

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In addition to any terms and conditions set forth in the then-current Prospectus or required by applicable law, any such payments made pursuant to this subsection shall be subject to the following terms and conditions: (1) Any such payment shall be in such amounts as Distributor may from time to time advise Broker-Dealer in writing but in any event not in excess of the amounts permitted by the Plan. Any such payments shall be in addition to any discount allowed to Broker-Dealer pursuant to this Agreement; (2) Broker-Dealer shall provide to Distributor and the Fund each calendar quarter such information as shall reasonably be requested by the Distributor or Board with respect to the fees paid to the Broker-Dealer pursuant to the Plan; and (3) Broker-Dealer will permit representatives of the Fund and Distributor reasonable access to its personnel and its records to enable them to monitor the quality of services being provided by Broker-Dealer pursuant to this Agreement.

The Distributor will not be obligated to make payments to Broker-Dealer unless the Distributor has received an authorized payment from the Fund. The provisions of this Agreement regarding Broker-Dealer compensation from the Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the members of the Board who are not interested persons and have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by vote of a majority of the outstanding voting securities of the Fund on not more than sixty (60) days’ written notice to the other party. This Agreement will terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement Broker-Dealer agrees that Broker-Dealer will have no claim against the Distributor or the Fund by virtue of any such change, discontinuance, or termination of the Plan. In the event of any overpayment by the Distributor of any concession, distribution payment, or service payment, Broker-Dealer will promptly remit such overpayment.

After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, such concessions, distribution payments or service payments will be allowable or payable to Broker-Dealer only in accordance with such change, discontinuance, or termination. Broker-Dealer agrees that Broker-Dealer will have no claim against the Distributor or the Fund arising out of any such change, discontinuance, or termination. In the event of any overpayment by the Distributor of any concession, distribution payment, or service payment, Broker-Dealer will promptly remit such overpayment.

4.	Status as Financial Intermediaries.

(a)	Broker-Dealer represents and warrants that Broker-Dealer is and will remain a member in good standing with FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Broker-Dealer further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction over Broker-Dealer. Reference is hereby specifically made to Rule 2341 of FINRA’s Conduct Rules, which is incorporated herein by reference. The termination of Broker-Dealer’s FINRA membership or any breach of Rule 2341 will immediately and automatically terminate this Agreement. Broker-Dealer further represents that Broker-Dealer is qualified to act as a broker or dealer in the states where Broker-Dealer transacts business. Broker-Dealer further agrees that, in making any sales to purchasers within the United States of securities acquired from the Distributor or the Fund, Broker-Dealer will comply with Rule 2040(a) of FINRA’s Conduct Rules.

(b)	Broker-Dealer represents that Broker-Dealer is qualified to sell shares in the various jurisdictions where it transacts business. Broker-Dealer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Broker-Dealer’s obligations under this Agreement and to receive compensation, if any, and Broker-Dealer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

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(c)	Nothing in this Agreement shall cause Broker-Dealer to be the Distributor’s partner, employee, or agent, or give Broker-Dealer any authority to act for the Distributor or the Fund, except as otherwise set forth in this Agreement. Neither the Distributor nor the Fund shall be liable for any of Broker-Dealer’s acts or obligations under this Agreement.

(d)	Distributor represents and warrants that Distributor is and will remain a member in good standing with FINRA, and agrees to abide by all of its rules and regulations including its Rules of Conduct. Distributor further agrees to comply with all applicable Federal and state laws and rules and regulations of regulatory agencies having jurisdiction over Distributor. The termination of Distributor’s FINRA membership will immediately and automatically terminate this Agreement. Distributor further represents that Distributor is qualified to act as a broker and dealer in the states where Distributor transacts business.

5.	Information Relating to the Fund.

(a)	No person is authorized to make any representations concerning the Fund’s Shares except those contained in the Fund’s then-current Prospectus, and in buying Shares from the Distributor or repurchasing Shares pursuant to any repurchase offer, Broker-Dealer shall rely solely on the representations contained in the then-current Prospectus and any applicable repurchase offer notification. Upon Broker-Dealer’s request, the Distributor will furnish Broker-Dealer with a reasonable number of copies of the Fund’s then-current Prospectus(es) and/or SAIs (including any Supplements thereto).

(b)	Broker-Dealer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning the Fund’s Shares, other than the Fund’s then-current Prospectus or such printed information that is given to Broker-Dealer by the Distributor, without first obtaining the Distributor’s written approval. Broker-Dealer shall not distribute or make available to the general public any printed information furnished by the Distributor which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public. Broker-Dealer further agrees that it shall not distribute or make available to any retail investor (as defined under FINRA Rule 2210 or any successor rule) any printed information or other communication furnished to it by the Distributor which is marked “FOR INSTITUTIONAL USE ONLY.”

6.	Limitation of Liability and Indemnification. Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary Distributor and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“Distributor Associates”) shall not be liable to Broker-Dealer for any action or inaction of any Distributor Associate except to the extent of direct Losses[1] finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct, bad faith or fraud of Distributor in the performance of Distributor's duties, obligations, representations, warranties or indemnities under this Agreement. Under no circumstances shall Distributor Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Broker-Dealer shall indemnify, defend and hold harmless Distributor Associates from and against Losses (including legal fees and costs to enforce this provision) that Distributor Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement (“Claims”), including but not limited to all actions taken by Distributor or Distributor Associates that are necessary to provide the services under this Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from Broker-Dealer or its officers. Any expenses (including legal fees and costs) incurred by Distributor Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Broker-Dealer on a quarterly basis prior to the final disposition of such matter upon receipt by Broker-Dealer of an undertaking by Distributor to repay such amount if it shall be determined that a Distributor Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by Broker-Dealer of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

1 As used in this Agreement, the term “Losses” means any and all compensatory, direct damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, and applicable taxes.

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7.	Duration. This Agreement, with respect to the Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Board who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of the Fund, vote to terminate or not to continue the Plan. This Agreement will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least 30 days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). The Distributor may change or amend any provision of this Agreement by giving Broker-Dealer 30 days’ prior written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA’s Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between the Distributor and Broker-Dealer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to the Distributor shall be given or sent to the Distributor at the Distributor offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General Counsel. All notices to Broker-Dealer shall be given or sent to Broker-Dealer at the address specified by Broker-Dealer herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Client Information - Omitted

12.	Anti-Money Laundering Program. Broker-Dealer represents that it: (i) has developed, implemented, and will maintain an anti-money laundering program, including a customer due diligence program, consistent with the Bank Secrecy Act (“BSA”), as amended , and the rules of the Financial Crimes Enforcement Network and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (ii) will cooperate with the Distributor and deliver information reasonably requested by the Distributor concerning shareholders that purchased the Fund’s Shares sold by Broker-Dealer necessary for the Distributor or the Fund to comply with the BSA; and (iv) will notify the Distributor, in writing, if it is found, by its Compliance Officer, an independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the BSA, any regulation implementing the BSA, or its anti-money laundering program.

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13.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Broker-Dealer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

14.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

15.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

16.	Waiver. Failure of the Distributor or the Fund to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

17.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

18.	Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, without regard to conflicts of laws principles.

19.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by the Distributor.

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IN WITNESS WHEREOF, the parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

BROKER-DEALER

Signature:
Name:
Title:
Address:

Fax Number:
Date:
Phone Number:	Email Address:

ALPS DISTRIBUTORS, INC.

By:

Name:

Title:

Effective Date:

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AGREEMENT FEE SCHEDULE

In consideration for offering shares of the Fund listed below, under the terms and conditions of the Agreement and the then-current Prospectus, the following fee/payment schedule shall apply:

In accordance with the Fund’s then-current prospectus, all fees, if any, shall be paid based on the average daily net asset value of outstanding shares held by shareholders receiving services described in the Agreement. Such payments shall be computed and paid quarterly. The determination of average daily net assets shall be made as of the close of regular trading on the New York Stock Exchange (normally 4 p.m. EST).

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